UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Ambarella, Inc.

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AMBARELLA, INC.

Dear Shareholders:

On May 15, 2026, Ambarella, Inc. (“Ambarella,” the “Company” or “we”) filed a definitive proxy statement for our 2026 Annual Meeting of Shareholders, which will be held on June 26, 2026. Proposal No. 4 asks shareholders to approve an amendment and restatement of our 2021 Equity Incentive Plan (the “Plan”) to increase the number of ordinary shares available for issuance by 2,750,000 shares (the “Share Increase”). If approved, we expect these shares to support our compensation program for approximately two years and preserve an important tool for attracting, retaining and motivating the employees who have helped drive Ambarella’s success.

Our board of directors unanimously recommends you cast your vote FOR the Share Increase.

I.	Our Business Transformation Is Creating Opportunity for Long-Term Shareholder Value

Approval of the Share Increase is critical to sustaining our momentum as we invest in edge AI SoCs and work to create long-term shareholder value. Our recent development efforts have focused on advanced AI inference technology that enables edge devices to perceive, reason about and interact with the physical world using data from cameras and other sensors. The edge AI market is still in its early stages, but it is growing rapidly. We believe we have built a strong position in edge AI, having shipped 45 million edge AI SoCs and developed a portfolio that supports more than 200 AI model architectures. These investments are producing results, including record revenue of $390.7 million in fiscal year 2026. To continue capitalizing on this opportunity, we must maintain the workforce stability needed to execute our strategy.

II.	Our Pay Philosophy Is Central to Our Business Strategy

Our compensation program is designed to support execution of our strategy, align pay with performance and create long-term shareholder value. Equity is central to that approach.

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Equity is needed to attract and retain the talent required to execute our strategy. Our ability to create long-term shareholder value depends on attracting, retaining and motivating highly skilled employees, particularly engineers with AI and VLSI expertise. Approximately 75% of our employees work in research and development, and most of them are software engineers. We compete for talent in an industry and in regions, including Silicon Valley, where equity incentives are an important part of compensation. As AI has become a priority across many markets, we are increasingly competing with some of the world’s largest companies for the same talent. In this environment, high-performing engineers and leaders are routinely evaluating equity-rich opportunities, and the retention risk is real. To keep executing our strategy, we must be able to offer competitive equity compensation.

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Equity aligns our workforce and leadership with long-term shareholder value. Our compensation program is built to align pay with performance and support long-term shareholder value creation. Equity is central to that model because it ties compensation across the organization, not just for executives, to the Company’s long-term performance. Shareholders have consistently supported this approach in our annual Say-on-Pay votes.

As of April 1, 2026, approximately 98% of our employees had received an equity award, and in fiscal year 2026, employees below the executive officer level received approximately 89% of the equity award shares granted by the Company. That broad-based approach helps align our workforce with shareholder interests and supports execution of our strategy.

Equity also remains a significant part of compensation for our key executives, reinforcing pay-for-performance at the leadership level. In fiscal year 2026, approximately 84% of our CEO’s target total direct compensation and, on average, approximately 80% of our other named executive officers’ target total direct compensation consisted of equity compensation, split equally between time-based and performance-based awards.

We regularly review market data to help ensure our pay practices remain competitive and support our ability to attract and retain the talent needed to drive long-term value for shareholders.

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Without equity, we would have less flexibility to deploy capital in ways that support growth. If the Share Increase is not approved, we may need to rely more heavily on cash compensation that could otherwise be used to support our business transformation and future growth. Reduced flexibility to grant equity could also impair our ability to attract and retain the talent needed to execute our strategy.

III.	Our Equity Grant Practices Reflect Discipline and Shareholder Alignment

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We use equity responsibly and with a clear focus on shareholder dilution. Our equity program is designed to balance retention needs in a highly competitive industry with disciplined dilution management. Since the 2021 Plan was approved by shareholders in 2021, both our burn rate and overhang have declined. As described in our Proxy Statement, our three-fiscal-year average gross burn rate declined from 4.4% in fiscal year 2021 to 3.07% in fiscal year 2026, and our overhang declined from 10.2% to 8.13% over the same period. We also closely monitor the total value of shares granted each year and remain committed to this disciplined approach. If the Share Increase is approved, we expect the available shares to be sufficient for approximately two years.

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Our share request is reasonable relative to our compensation peer group. The proposed share pool is measured and reasonable in comparison to our executive compensation peer group. Our three-year average gross burn rate is at the median of that group, and our current share overhang, as of April 1, 2026, is below the median.

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The Share Increase is a disciplined request sized to support our needs for approximately two years. We are taking a disciplined approach and seeking an amount that we expect will cover our needs for approximately two years. If approved, these shares will provide stability to our compensation program while allowing shareholders to evaluate any future request in due course.

IV.	Our Compensation Program Has Received Consistent Shareholder Support

Our compensation program is designed to attract, retain, motivate and reward the employees and executives who are critical to our business, the execution of our strategy and the achievement of our growth objectives. We seek to link pay to performance through clear corporate objectives, with a meaningful portion of compensation based on variable pay. Within this structure, equity is a critical tool for attracting top talent and reinforcing ownership, retention and alignment with shareholders.

Shareholders have consistently supported our overall compensation approach, as reflected in strong Say-on-Pay results over multiple years: 93% in 2025, 88% in 2024 and 89% in 2023 of votes cast. A vote FOR the current Share Increase is consistent with that longstanding support and with the important role equity plays in our compensation program and business strategy.

For these reasons, our Board of Directors recommends that you vote “FOR” Proposal No. 4.

Equity compensation remains a critical component of our compensation program for both our executive team and substantially all of our employees. It aligns employee incentives with shareholder interests, helps us attract and retain the talent needed to execute our strategy, and preserves cash to support growth. Approval of the additional shares is important to maintaining that approach and continuing to build long-term shareholder value.

Thank you for your consideration and your support.

Sincerely,

Feng-Ming Wang

CEO and Chairman of the Board

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